SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 26, 1996


                              DANIEL GREEN COMPANY
               (Exact Name of Registrant as Specified in Charter)



 Massachusetts                     0-00744                      15-0327010
(State or Other                (Commission Fil                (IRS Employer
Jurisdiction of                    Number)                Identification Number)
 Incorporation)


                                 One Main Street
                         Dolgeville, New York 13329-1398
                    (Address of Principal Executive Offices)


                                 (315) 429-3131
              (Registrant's Telephone Number, including Area Code)



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Item 1.           Changes in Control of Registrant.

     On June 26, 1996, Riedman Corporation, 45 East Avenue, Rochester, New York 14604 ("Riedman") purchased 475,000 newly issued shares of Common Stock, $2.50 par value, of Daniel Green Company (the "Company") for cash consideration of $1,500,000 (the "Purchase"), pursuant to a Stock Purchase Agreement between the Company and Riedman dated June 26, 1996 (the "Agreement").

     Prior to the Purchase, Riedman and its President, James R. Riedman, owned an aggregate of 36,000 shares of Common Stock. Immediately following the Purchase, Riedman sold 31,645 shares of Common Stock shares to Warren J. Reardon, III, President of the Company at the same per share price it paid for the stock. Upon completion of these transactions, Riedman and its affiliates owned in the aggregate 31.70% of the outstanding stock of the Company, which may be deemed to be a controlling interest in the Company. Prior to the Purchase, no person owned beneficially more than 10.4% of the outstanding common stock of the Company.

     Pursuant to the Agreement, Messrs. Steven DePerrior and Gregory Harden, nominees of Riedman, were elected to the Board of Directors of the Company to fill vacancies caused by the resignations of Robert J. Donough and Edward S. Heard. Also, in accordance with the terms of the Agreement, James R. Riedman was elected Chairman and Chief Executive Officer and Warren J. Reardon III, President, was elected Chief Operating Officer of the Company.

Item 7.  Exhibits.

     1. Stock Purchase Agreement dated June 26, 1996, between the Company and Riedman

     2.   Press Release issued by the Company June 26, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DANIEL GREEN COMPANY


Date: July 10, 1996                     By: /s/ Kevin C. Thompson
                                            Kevin C. Thompson, Treasurer


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